Exhibit 99.1

Qualigen Granted New Patents Covering 25 Countries

CARLSBAD, Calif., July 16, 2025 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (the “Company” or “Qualigen”) is announcing an update on patents granted in the first six months of 2025. The patent is Titled “Substitued Naphthalene Diimides and Their Use.” The patent is for the drug, which was developed by Professor Stephen Neidle and his team at the University College of London, and is licensed by Qualigen Therapeutics, QN-302. These patents cover the product and their methods of manufacturing.

Through validations and process across Europe these patents were granted and cover the majority of the Euoprean population. In total over 20 countries in Europe have patent coverage for QN-302. Qualigen has also been granted similar patent coverage in India, China and Russia. The expiration on these patents extends into 2040. “Having the patents granted covering so much of the world’s population strengthens our position as a drug development company. By assuring such strong coverage will allow us to continue bringing QN-302 to market and treating patients suffering from Pancreatic and Gastrointestinal Cancer.”, stated Kevin Richardson II, CEO of Qualigen. Qualigen will provide periodic updates on new patents granted, as there are a number which have been published and others which are pending.

About Qualigen Therapeutics, Inc.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company may in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. The Company’s forward-looking statements are based on current beliefs and expectations of its management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding the timing of the offering. Any or all of the forward-looking statements may turn out to be wrong or be affected by assumptions the Company makes that later turn out to be incorrect, or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the Company’s ability to regain compliance with Nasdaq’s continued listing requirements, including the Company’s ability to file its Form 10-Q for the period ended September 30, 2024, or otherwise in the future, or otherwise maintain compliance with any other listing requirement of The Nasdaq Capital Market, the potential de-listing of the Company’s shares from The Nasdaq Capital Market due to its failure to comply with the Nasdaq’s continued listing requirement, or its alternatives, or otherwise in the future, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission, including in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. For all these reasons, actual results and developments could be materially different from those expressed in or implied by the Company’s forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Investor Relations

ir@qlgntx.com.